Exhibit 99.01


    LG&E Energy Concludes Arbitration With Oglethorpe Power Corporation


LOUISVILLE, Ky., Dec. 21 /PRNewswire/ -- LG&E Energy Corp. (NYSE: LGE) today announced it had received an adverse order from the arbitration panel considering its contract dispute with Oglethorpe Power Corporation (OPC), which was commenced by LG&E Energy in April 1998.

Consistent with disclosures made in prior public filings, this decision will cause LG&E Energy to increase in the fourth quarter its after-tax accrued loss on disposal of discontinued operations by $175 million. This loss is the result of increased load demands, higher than anticipated future commodity prices, and other factors. The increase in the loss reserve will be recorded in discontinued operations. This amount is subject to continuing analysis and estimation. Management does not expect this decision to have a material effect on income from continuing operations.

LG&E Energy Corp., headquartered in Louisville, Ky., is a Fortune 500 diversified energy services company with businesses in power generation and project development; retail gas and electric utility services; and asset-based energy marketing. It has been ranked by J.D. Power and Associates as highest in customer satisfaction with residential electric service in the Midwest. In addition, LG&E Energy ranked highest among all electric service companies ranked in the nation.

The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving 16 Kentucky counties, and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns interests in and operates non-utility power plants in six states as well as in Spain; owns interests in three natural gas distribution companies in Argentina; and owns CRC-Evans Pipeline International Inc., the world's leading provider of specialty equipment and services to the natural gas and oil pipeline construction industry.

Statements in this news release that state the Company's or management's intentions, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.